Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Reports Fourth Quarter and Full Year 2015 Financial Results

Recent Highlights:

•	Completed Acquisition of On-X® Life Technologies (On-X) and Sale of HeRO® Product Line, Strengthening Focus on Cardiac Surgery and Enhancing Growth Potential
•	Fourth Quarter Revenues Increased 7 Percent Year-over-Year to a Record $39.8 Million
•	Fourth Quarter Gross Margin Improved to 67 Percent

ATLANTA, GA – (February 15,  2016) – CryoLife, Inc. (NYSE: CRY),  a leading medical device and tissue processing company focused on cardiac surgery, announced today its results for the fourth quarter and full year of 2015.

J. Patrick Mackin, Chairman, President, and Chief Executive Officer, said, “2015 was a year of significant progress for CryoLife, with positive momentum on key strategic initiatives throughout the year.  As a result, we achieved record quarterly revenues of $39.8 million in the fourth quarter, with gross margin of 67 percent, a significant year-over-year and sequential improvement.  As we look to 2016, we added to our growth and margin expansion potential with the recent acquisition of On-X, which expands our market opportunity with a differentiated mechanical heart valve technology and more than doubles our U.S. cardiac surgery sales force.  We also strengthened our focus on cardiac surgery through the sale of the HeRO product line.   Overall, we are optimistic that our internal and business development initiatives have positioned the Company to deliver an enhanced growth trajectory and profitability.”

Revenues for the fourth quarter of 2015 increased 7 percent to $39.8 million, compared to $37.2 million for the fourth quarter of 2014.  Foreign currency exchange adversely affected revenues for the fourth quarter of 2015 by $379,000, or  1 percent.  Product revenues were $23.9 million for the fourth quarter of 2015, up 10 percent from $21.7 million in the fourth quarter of 2014.  This primarily reflects increases in revenues in CardioGenesis cardiac laser therapy, PhotoFix™,  and ProCol®.    Tissue processing revenues were $15.9 million for the fourth quarter of 2015, up 3 percent compared to $15.5 million for the fourth quarter of 2014, driven primarily by an increase in average service fees.

Revenues for the full year of 2015 increased 1 percent to $145.9 million, compared to $144.6 million for the full year of 2014.  Foreign currency exchange adversely affected revenues for the full year of 2015 by $1.5 million, or 1 percent.  Product revenues were $83.1 million for the full year of 2015, up 1 percent from $81.9 million in the full year of 2014.  Product revenues reflect increased revenues from CardioGenesis cardiac laser therapy and from the recent launches of ProCol and PhotoFix, partially offset by a decrease in BioGlue® revenues primarily due to the transition to a direct sales model in France on October 1st and the strengthening U.S. dollar.  Tissue processing revenues were $62.8 million for the full year of 2015,  flat compared to the full year of 2014.

Net income for the fourth quarter of 2015 was $2.6 million, or $0.09 per basic and fully diluted common share, compared to net income of $1.8 million, or $0.06 per basic and fully diluted common share, for the fourth quarter of 2014.  Excluding certain items as shown in the schedules below, adjusted non-GAAP fully diluted earnings per share was $0.13 in the fourth quarter of 2015, compared to $0.06 in the fourth quarter of 2014.

Net income for the full year of 2015 was $4.0 million, or $0.14 per basic and fully diluted common share, compared to net income of $7.3 million, or $0.26 per basic and $0.25 per fully diluted common share, for the full year of 2014.  Excluding certain items as shown in the schedules below, adjusted non-GAAP fully diluted earnings per share was $0.30 in the full year of 2015, compared to $0.26 in the full year of 2014.

The Company’s 2016 financial guidance is summarized below.

2016 Financial Guidance Summary
Total revenues	$178 million - $180 million Mid-single digits % pro-forma increase over 2015
Product revenues	Mid-single digits % pro-forma increase over 2015
Tissue processing revenues	Mid-single digits % increase over 2015
Gross margins	Approximately 63%
R&D expenses	$13.0 million - $15.0 million
Non-GAAP adjusted income per common share	$0.29 - $0.32

The Company’s financial guidance for the full year of 2016 is subject to the risks described below in the last paragraph of this press release, prior to the financial tables.    The guidance does not include any effect related to future business development activities,  transaction and integration costs, acquisition related amortization, and other unusual charges.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures.  Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.  In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies.  Non-GAAP adjusted net income and adjusted income per common share excludes business development expenses; severance expenses associated with certain employee departures, including the retirement of the Company’s former President, CEO, and Executive Chairman; amortization expenses; the write-off of PerClot Topical inventory related to the injunction from the Medafor Litigation; intangible impairment; the allowance for uncollectable notes receivable; the gain on contingent consideration; and the gain on sale of Medafor investment.  The non-GAAP disclosures have been calculated using a proforma tax rate of 38% for all periods.  The non-GAAP disclosures presented below differ from the non-GAAP disclosures previously presented in 2015 due to the addition of amortization expenses as an adjustment item.  The Company expects amortization expenses to increase significantly in 2016 due to the acquisition of On-X and believes adjusting amortization expenses will provide better comparative information to investors regarding the Company’s on-going operating performance.  The Company intends to present this non-GAAP format in future reports.  The Company believes that this non-GAAP presentation provides useful information to investors regarding unusual non-operating transactions and the operating expense structure of the Company’s existing and recently acquired operations, without regard to its on-going efforts to acquire additional complementary products and businesses and the transaction expenses incurred in connection with recently acquired product lines.  The Company believes it is useful to exclude certain expenses because such amounts in any specific period may not directly correlate to the underlying performance of our business operations and can vary significantly between periods as a result of factors such as, new acquisitions, amortization of previously acquired tangible and intangible assets, or unusual compensation expenses.  The Company does, however, expect to incur similar types of expenses in the future, and this non-GAAP financial information should not be viewed as a promise or indication that these types of expenses will not recur.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast tomorrow at 8:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Mackin.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 8:00 a.m.  A replay of the teleconference will be available February 16 through February 23 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415.  The conference number for the replay is 13629845.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of implantable living tissues and medical devices used in cardiac surgical procedures.  CryoLife markets and sells products in more than 80 countries worldwide.  For additional information about CryoLife, visit our website, www.cryolife.com.

Statements made in this press release that look forward in time or that express management's beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made.  These statements include those regarding CryoLife’s expected increased growth and margin expansion potential and expanded market opportunity resulting from the recent acquisition of On-X our ability to focus more on cardiac surgery as a result of the divestiture of our HeRO product line, and CryoLife being positioned for enhanced growth trajectory and profitability as a result of internal and business development initiatives.  These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations.   These risks and uncertainties include that the expected market opportunities for mechanical heart valves may be incorrect and/or may shrink due to factors beyond our control; and the expected benefits of focusing market opportunities may be incorrect.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2015, and our subsequent filings with the SEC. CryoLife does not undertake to update its forward-looking statements.

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues:
Products	$23,913	$21,673	$83,081	$81,883
Preservation services	15,925	15,478	62,817	62,758
Total revenues	39,838	37,151	145,898	144,641

Cost of products and preservation services:
Products	5,108	5,068	18,663	17,167
Preservation services	8,214	9,448	36,516	36,183
Total cost of products and
preservation services	13,322	14,516	55,179	53,350

Gross margin	26,516	22,635	90,719	91,291

Operating expenses:
General, administrative, and marketing	19,139	18,638	74,929	73,754
Research and development	2,540	2,092	10,436	8,699
Total operating expenses	21,679	20,730	85,365	82,453

Operating income	4,837	1,905	5,354	8,838

Interest expense	(44)	65	(62)	175
Interest income	(16)	(1)	(45)	(50)
Gain on sale of Medafor investment	--	(530)	(891)	(530)
Other expense, net	280	746	484	540

Income before income taxes	4,617	1,625	5,868	8,703
Income tax expense (benefit)	1,981	(151)	1,863	1,381

Net income	$2,636	$1,776	$4,005	$7,322

Income per common share:
Basic	$0.09	$0.06	$0.14	$0.26
Diluted	$0.09	$0.06	$0.14	$0.25

Dividends declared per common share	$0.0300	$0.0300	$0.1200	$0.1175

Weighted-average common shares outstanding:
Basic	27,914	27,273	27,744	27,379
Diluted	28,687	28,238	28,542	28,313

CRYOLIFE, INC. AND SUBSIDIARIES

Financial Highlights

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Products:
BioGlue and BioFoam	$16,488	$16,346	$59,332	$62,091
PerClot	1,096	1,232	4,083	4,289
CardioGenesis cardiac laser therapy	3,487	2,151	9,419	8,225
HeRO Graft	2,008	1,827	7,546	7,131
ProCol	397	117	1,305	147
PhotoFix	437	--	1,396	--
Total products	23,913	21,673	83,081	81,883

Preservation services:
Cardiac tissue	6,970	7,456	28,059	29,437
Vascular tissue	8,955	8,022	34,758	33,321
Total preservation services	15,925	15,478	62,817	62,758

Total revenues	$39,838	$37,151	$145,898	$144,641

Revenues:
U.S.	$30,797	$27,931	$114,978	$110,533
International	9,041	9,220	30,920	34,108
Total revenues	$39,838	$37,151	$145,898	$144,641

	December 31,	December 31,
	2015	2014

Cash, cash equivalents, and restricted cash and securities	$43,418	$39,259
Total current assets	109,663	106,028
Total assets	181,179	176,157
Total current liabilities	19,605	20,627
Total liabilities	25,928	27,472
Shareholders’ equity	155,251	148,685

CRYOLIFE, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Disclosures

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

GAAP:
Income before income taxes	$4,617	$1,625	$5,868	$8,703
Income tax expense (benefit)	1,981	(151)	1,863	1,381
Net Income	$2,636	$1,776	$4,005	$7,322

Diluted income per common share:	$0.09	$0.06	$0.14	$0.25

Reconciliation of income before income taxes,
GAAP to adjusted net income, non-GAAP:

Income before income taxes, GAAP	$4,617	$1,625	$5,868	$8,703
Adjustments:
Business development expenses	1,126	9	3,006	27
Severance expenses	--	565	2,965	2,004
Amortization expenses	615	524	2,135	2,027
Write-off of PerClot Topical inventory	--	--	498	--
Intangible impairment	--	--	457	--
Allowance for uncollectable notes receivable	--	2,000	--	2,000
Gain on contingent consideration	--	(1,392)	--	(1,884)
Gain on sale of Medafor investment	--	(530)	(891)	(530)
Adjusted income before income taxes,
non-GAAP	6,358	2,801	14,038	12,347

Income tax expense calculated at a
pro-forma tax rate of 38%	2,416	1,064	5,334	4,692
Adjusted net income, non-GAAP	$3,942	$1,737	$8,704	$7,655

Reconciliation of diluted income per common
share, GAAP to adjusted diluted income per
common share, non-GAAP:

Diluted income per common share – GAAP	$0.09	$0.06	$0.14	$0.25
Adjustments:
Business development expenses	0.02	--	0.06	--
Severance expenses	--	0.01	0.06	0.04
Amortization expenses	0.01	0.01	0.05	0.05
Write-off of PerClot Topical inventory	--	--	0.01	--
Intangible impairment	--	--	0.01	--
Allowance for uncollectable notes receivable	--	0.04	--	0.04
Gain on contingent consideration	--	(0.03)	--	(0.04)
Gain on sale of Medafor investment	--	(0.01)	(0.02)	(0.01)
Effect of 38% pro-forma tax rate	0.01	(0.02)	(0.01)	(0.07)
Adjusted diluted income per common share,
non-GAAP:	$0.13	$0.06	$0.30	$0.26

Diluted-weighted average common
shares outstanding:	28,687	28,238	28,542	28,313